Exhibit 99.1

Sino-Global Appoints Zhikang “Michael” Huang to the Company’s Board of Directors

Roslyn, New York, November 11, 2015 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global” or the “Company”), a Virginia company engaged in shipping, chartering, logistics and related services, today announced that it has appointed Zhikang “Michael” Huang to the Company’s Board of Directors. Since 2010, Mr. Huang has served as Sino-Global’s Chief Operating Officer and has worked with the Company for over thirteen years. Mr. Huang will replace Anthony S. Chan and will serve the balance of Mr. Chan’s term. Sino-Global’s Board will remain at five members, with three independent directors.

Mr. Lei Cao, Chief Executive Officer of Sino-Global, stated, “We are very pleased to welcome Michael to the Board. His experience and knowledge of the Company will prove valuable as we continue to move forward in our development.

“We would like to thank Anthony for his contributions during his tenure with the Company. He has been an effective and influential member of our Board and largely contributed to our return to profitability in his roles as interim CFO and Executive Vice President. We thank him for his service and wish him well in his future endeavors.”

Prior to 2010, Mr. Huang served as a Director of Sino-Global Shipping Australia, for which he oversaw the marketing and regulation operations for the regional division. From 2006 through 2010, Mr. Huang served as our Company’s Vice President, with responsibilities for management of the Company’s international shipping and marketing efforts. From 2004 through 2006, Mr. Huang served as our Company’s Operations Manager, and from 2002 through 2004, he served as an operator with the Company.

Additional Items

•	On November 6, 2015, the Company received notification from The Nasdaq Stock Market stating that for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Market pursuant to Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The letter has no immediate effect on the listing of the Company’s common stock.

•	The Company will issue its Fiscal Year 2016, First Quarter financial results after close of market on Thursday, November 12, 2015.

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related services. Headquartered in New York, Sino-Global has offices in Mainland China, Australia, Canada and Hong Kong. The Company’s current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.com.

Sino-Global Shipping America, Ltd.	Page 2
November 11, 2015

Forward Looking Statements

Any statements and/or other information contained in this release that relate, directly and/or indirectly, to future plans, events or performance of the Company are forward-looking statements that involve risks, and uncertainties some of which are identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance of the Company and such other about mentioned events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release or otherwise disclose the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

The Equity Group Inc.

Terry Downs

Associate

(212)-836-9615 / tdowns@equityny.com